Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

Rollins, Inc. Establishes Two Additional International Franchises

Establishes Company’s franchises in Honduras and the United Arab Emirates

Atlanta, April 24, 2007 – Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, announced today that it has expanded its international presence through the establishment of franchises in Honduras and the United Arab Emirates. The Company began its Orkin franchise program in the U.S. in 1994, and established its first international franchise in Mexico in 2000. Today the Company has 54 domestic franchises and 5 international franchises.

Tom Luczynski, Vice President of International Franchises, commented, “We are most pleased to have added two new franchises to the Orkin network. With the opening of our first franchise in the United Arab Emirates, we are establishing Orkin's global brand recognition in the Middle East. Further, the franchise in Honduras strengthens our footprint in Central America. As we increase our presence internationally, we will be expanding our brand recognition while adding Orkin customers around the world.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama, Costa Rica, Honduras and the United Arab Emirates from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include opportunities to follow our customers around the world as well as service new customers. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.